Filed Pursuant to Rule 424(b)(3)

Registration No. 333-249719

STARWOOD REAL ESTATE INCOME TRUST, INC.

SUPPLEMENT NO. 8 DATED JANUARY 3, 2022

TO THE PROSPECTUS DATED JUNE 2, 2021

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Starwood Real Estate Income Trust, Inc., dated June 2, 2021 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus. References herein to the “Company,” “we,” “us,” or “our” refer to Starwood Real Estate Income Trust, Inc. and its subsidiaries unless the context specifically requires otherwise.

The purposes of this Supplement are as follows:

•	to disclose an update to the compensation of our independent directors; and

•	to disclose our engagement of an affiliate of the Advisor to provide services to our retail properties.

Compensation of Independent Directors

The disclosure appearing under the heading “Management—Compensation of Directors” in the Prospectus is supplemented with the following:

Effective January 1, 2022, our board of directors increased the annual retainer paid to each of our independent directors to $225,000. We pay the annual retainer in quarterly installments, of which 40% of this compensation is paid in cash and the remaining 60% is paid in an annual grant of Class I restricted stock based on the most recent prior month’s NAV.

Retail Properties

The disclosure appearing under the heading “Conflicts of Interest” in the Prospectus and other similar disclosures in the Prospectus is supplemented with the following:

In accordance with our charter, our board of directors approved our engagement of SRP Leasing Agent, LLC, an affiliate of the Advisor, to provide leasing and other related services for one or more of our retail properties.

SREIT-SUP8-0122